Exhibit 5.2

DLA Piper llp (us)
The Marbury Building
6225 Smith Avenue
Baltimore, Maryland 21209-3600
www.dlapiper.com

T 410.580.3000
F 410.580.3001
July 28, 2011
Apartment Investment and Management Company
4582 S. Ulster Street Parkway, Suite 1100
Denver, CO 80237
Ladies and Gentlemen:
     We serve as special Maryland counsel to Apartment Investment and Management Company, a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on a Registration Statement of the Company on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on July 28, 2011 of shares (the “Shares”) of Class A Common Stock, par value $.01 per share (the “Common Stock”), of the Company issuable upon exchange of Partnership Common Units (the “OP Units”) of AIMCO Properties L.P., a Delaware limited partnership (the “Operating Partnership”) registered pursuant to the Registration Statement. This opinion is being provided at your request in connection with the filing of the Registration Statement.
     In rendering the opinion expressed below, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents (the “Documents”):
     (a) the Registration Statement;
     (b) the Articles of Restatement of the Company filed on April 27, 2011, with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”), and as certified by the SDAT (the “Charter”);
     (c) the By-Laws of the Company, as amended and restated and in effect on the date hereof;
     (d) the Agreement of Limited Partnership of the Operating Partnership, as amended to date (the “OP Partnership Agreement”);
     (e) the proceedings of the Board of Directors of the Company or a committee thereof relating to the authorization and issuance of the Shares;
     (f) a certificate executed by an officer of the Company (the “Certificate”), dated as of the date hereof, as to certain factual matters;
     (g) a certificate of the SDAT as to the good standing of the Company, dated as of a recent date; and
     (h) such other documents as we have considered necessary to the rendering of the opinion expressed below.
     In examining the Documents, and in rendering the opinion set forth below, we have assumed the following: (a) each of the parties to the Documents has duly and validly executed and delivered each of the Documents and each instrument, agreement, and other document executed in connection with the Documents to which such party is a signatory and each such party’s obligations set forth in the

Apartment Investment and Management Company
July 28, 2011
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Documents, are its legal, valid and binding obligations, enforceable in accordance with their respective terms; (b) each person executing any such instrument, agreement or other document on behalf of any such party is duly authorized to do so; (c) each natural person executing any such instrument, agreement or other document is legally competent to do so; (d) the Documents accurately describe and contain the mutual understandings of the parties, there are no oral or written modifications of or amendments or supplements to the Documents and there has been no waiver of any of the provisions of the Documents by actions or conduct of the parties or otherwise; and (e) all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies or telecopies or portable document file (“.PDF”) copies conform to the original documents (and the authenticity of the originals of such copies), all signatures on all documents submitted to us for examination (and including signatures on photocopies, telecopies and .PDF copies) are genuine, and all public records reviewed are accurate and complete. As to certain factual matters we have relied on the Certificate as to the factual matters set forth therein, which we assume to be accurate and complete.
     Based upon the foregoing, subject to the additional assumptions, qualifications, and limitations below, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that the Shares have been duly authorized and, upon issuance of the Shares in exchange for OP Units in accordance with the terms of the OP Partnership Agreement and issuance and delivery of stock certificates representing the Shares, will be validly issued, fully paid and non-assessable.
     In addition to the qualifications set forth above, the opinion set forth herein is subject to additional assumptions, qualifications, and limitations as follows:
     (a) This opinion concerns only the effect of the laws (exclusive of the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.
     (b) We have made no investigation of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of Maryland. To the extent that any documents referred to herein are governed by the laws of a jurisdiction other than Maryland, we have assumed that the laws of such jurisdiction are the same as the laws of Maryland.
     (c) We express no opinion as to compliance with the securities (or “blue sky”) laws or the real estate syndication laws of the State of Maryland.
     (d) We assume that (i) the OP Units will be validly issued by the OP Partnership and (ii) the issuance of the Shares will not cause (A) the Company to issue shares of Common Stock in excess of the number of shares of such class authorized by the Charter and the Board of Directors of the Company at the time of issuance of the Shares and (B) any person to violate any of the Initial Holder Limit, the Look-Through Ownership Limit, or the Ownership Limit provisions of the Charter.
     (e) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

Apartment Investment and Management Company
July 28, 2011
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     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus included in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ DLA PIPER LLP (US)
DLA PIPER LLP (US)